                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                     -------

                                   FORM 8-K/A
                                 CURRENT REPORT

                                     -------




                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                     -------



                     November 23, 1999 (September 10, 1999)
       ------------------------------------------------------------------
                Date of Report (Date of earliest event reported)



                                  CLARCOR Inc.
       ------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                         Commission File Number 1-11024



            DELAWARE                                           36-0922490
-------------------------------                         -----------------------
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                            Identification No.)



2323 Sixth Street, P.O. Box 7007, Rockford, Illinois                 61125
----------------------------------------------------             --------------
      (Address of principal executive offices)                     (Zip Code)


Registrant's telephone number, including area code               815-962-8867
                                                               ----------------



                                    No Change
-------------------------------------------------------------------------------
              (Former name, former address and former fiscal year,
                         if changed since last report.)

Item 7.  Financial Statements and Exhibits

As previously reported in a Current Report on Form 8-K, dated September 10, 1999 and filed with the Securities and Exchange Commission on September 17, 1999, the registrant acquired substantially all the assets used in the design, manufacture, marketing and distribution of a complete line of filtration products (the "Industrial Filter Business") from Mark IV Industries, Inc., Facet Holding Co., Inc., Purolator Products Air Filtration Company, George W. Dahl Company, Inc., and Mantronics Limited on September 10, 1999. In connection therewith, the registrant hereby files the following financial statements and reports regarding this acquisition:

(a)  Financial Statements of Businesses Acquired

Industrial Filter Business

1.   Report of Independent Accountants
2.   Combined Balance Sheets as of February 28, 1999 and 1998
3. Combined Statements of Income and Net Assets for years ended the last day of February 1999, 1998, and 1997
4. Combined Statements of Cash Flows for the years ended the last day of February 1999, 1998, and 1997
5. Combined Statements of Comprehensive Income for the years ended the last day of February 1999, 1998, and 1997
6.   Notes to Combined Financial Statements
7. Unaudited Combined Balance Sheet as of August 31, 1999 and Combined Statements of Income and of Cash Flows for the interim six months ended August 31, 1999 and 1998
8.   Notes to Unaudited Combined Financial Statements

(b)  Pro Forma Financial Information

CLARCOR Inc. and Industrial Filter Business Combined

1.   Pro Forma Financial Information - Introduction
2. Unaudited Pro Forma Combined Condensed Balance Sheet as of August 28, 1999 and Notes thereto
3. Unaudited Pro Forma Combined Condensed Statement of Earnings for the fiscal year ended November 30, 1998 and Notes thereto
4. Unaudited Pro Forma Combined Condensed Statement of Earnings for the nine-month interim period ended August 28, 1999 and Notes thereto

(c)  Exhibits

1.   Consent letter from PricewaterhouseCoopers LLP

Item 7(a)  FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED

1. Report of Independent Accountants


To the Management of the Industrial Filter Business


In our opinion, the accompanying combined balance sheets and the related combined statements of income and net assets, comprehensive income and cash flows present fairly, in all material respects, the financial position of the Industrial Filter Business (the "Company") as of February 28, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended February 28, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.









PricewaterhouseCoopers LLP

Rochester, New York
October 22, 1999

Item 7(a)2.

                           INDUSTRIAL FILTER BUSINESS
                            COMBINED BALANCE SHEETS
                           FEBRUARY 28, 1999 AND 1998
                             (dollars in thousands)


ASSETS                                                    1999            1998
                                                       --------         --------
Current Assets:

  Accounts receivable, net                             $ 30,800         $ 27,500

  Inventories, net                                       30,500           28,200

  Other current assets                                    1,300              700
                                                       --------         --------
     Total Current Assets                                62,600           56,400

Fixed assets, net                                        24,500           24,100

Cost in excess of net assets acquired                    62,700           62,200
                                                       --------         --------
     Total Assets                                      $149,800         $142,700
                                                       ========         ========
LIABILITIES AND NET ASSETS

Current Liabilities:

  Accounts payable                                     $ 14,100         $ 12,300

  Compensation related liabilities                        4,200            3,700

  Accrued expenses and other liabilities                  3,600            1,400

  Income taxes payable                                      900              700
                                                       --------         --------
     Total Current Liabilities                           22,800           18,100

Non-current liabilities                                   1,400            1,200

Deferred taxes                                            2,900            3,000
                                                       --------         --------
     Total Liabilities                                   27,100           22,300

Net Assets                                              122,700          120,400
                                                       --------         --------
     Total Liabilities and Net Assets                  $149,800         $142,700
                                                       ========         ========

   The accompanying notes are an integral part of these financial statements.

Item 7(a)3.


                           INDUSTRIAL FILTER BUSINESS
                  COMBINED STATEMENTS OF INCOME AND NET ASSETS
            YEARS ENDED THE LAST DAY OF FEBRUARY 1999, 1998 AND 1997
                             (dollars in thousands)



                                                 1999        1998        1997
                                               --------    --------    --------
Net sales                                      $150,200    $141,200    $135,100
                                               --------    --------    --------
Operating costs:

  Cost of products sold                         102,600      94,400      90,900
  Selling and administration                     29,600      27,100      26,200
  Research and development                        2,000       1,700       1,600
  Depreciation and amortization                   4,300       3,700       3,300
                                               --------    --------    --------
    Total operating costs                       138,500     126,900     122,000
                                               --------    --------    --------
  Operating income                               11,700      14,300      13,100
Other income                                      1,200         -           -
                                               --------    --------    --------
  Income before taxes                            12,900      14,300      13,100

Provision for income taxes                        4,600       5,100       4,700
                                               --------    --------    --------
    NET INCOME                                    8,300       9,200       8,400

Net assets at the beginning of the year         120,400     115,700     114,400

Cash transfers to parent, net                    (6,000)     (4,500)     (7,100)
                                               --------    --------    --------
    Net assets at the end of the year          $122,700    $120,400    $115,700
                                               ========    ========    ========




   The accompanying notes are an integral part of these financial statements.

Item 7(a)4.

                           INDUSTRIAL FILTER BUSINESS
                        COMBINED STATEMENT OF CASH FLOWS
            YEARS ENDED THE LAST DAY OF FEBRUARY 1999, 1998 AND 1997
                             (dollars in thousands)



                                                    1999       1998       1997
                                                   ------     ------     ------
Cash flows from operating activities:

  Net income                                       $8,300     $9,200     $8,400

  Less gain from asset sale                        (1,200)       -          -

  Items not affecting cash:

   Depreciation and amortization                    4,300      3,700      3,300

  Changes in assets and liabilities, net of effects of acquired business:

   Accounts receivable                                700     (3,100)    (2,100)
   Inventory                                         (900)    (1,500)      (600)
   Other assets                                      (500)       900       (200)
   Accounts payable and other liabilities            (500)    (2,000)     1,300
                                                   ------     ------     ------
       Net cash provided by
         operating activities                      10,200      7,200     10,100

Cash flows for investing activities, used to
  purchase fixed assets                            (2,400)    (2,700)    (3,000)

Cash flows for investing activities - proceeds
  from asset sale                                   1,200        -          -

Cash flows used in acquisition                     (3,000)       -          -
                                                   ------     ------     ------
       Net cash transferred to parent              $6,000     $4,500     $7,100
                                                   ======     ======     ======






   The accompanying notes are an integral part of these financial statements.

Item 7(a)5.


                           INDUSTRIAL FILTER BUSINESS
                  COMBINED STATEMENTS OF COMPREHENSIVE INCOME
            YEARS ENDED THE LAST DAY OF FEBRUARY 1999, 1998 AND 1997
                             (dollars in thousands)







                                              1999         1998          1997
                                             ------       ------        ------
Net Income                                   $8,300       $9,200        $8,400

 Balance sheet effects of foreign
  currency translation adjustments              100         (600)         (900)
                                             ------       ------        ------
     Comprehensive net income                $8,400       $8,600        $7,500
                                             ======       ======        ======

















   The accompanying notes are an integral part of these financial statements.

Item 7(a)6.                INDUSTRIAL FILTER BUSINESS
                     NOTES TO COMBINED FINANCIAL STATEMENTS


1.   THE INDUSTRIAL FILTER BUSINESS AND ITS SIGNIFICANT ACCOUNTING POLICIES

     Prior to September 1999, Mark IV Industries, Inc. (Mark IV) was the owner of a number of operating divisions and subsidiaries which made up its Industrial Filter Business (the Filter Business or the Company). Such operating divisions and subsidiaries included the following:

     *  Facet Holdings Co., Inc.
     *  Purolator Products Air Filtration Company
     *  George W. Dahl Company, Inc.
     *  G.S. Costa Mesa Inc.
     *  Facet USA, Inc.
     *  Foreign Operations

     The Foreign Operations represent Filter Business activities in Italy, the Netherlands, Germany, Australia, Switzerland, France, United Kingdom and Spain, with each operating as a subsidiary or division of a first or second-tier subsidiary of Mark IV.

     On September 10, 1999, all of the above business units were sold by Mark IV (or one of its affiliates) to Clarcor Inc. (Clarcor), or one of Clarcor's affiliates, in accordance with the terms of a purchase agreement between the parties (the "Purchase Agreement").

     The accompanying combined balance sheets include the accounts of the Filter Business and all significant inter-company transactions have been eliminated. Such combined balance sheets have been prepared in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of such financial statements. It should be recognized that the actual results could differ from those estimates. The Filter Business' significant accounting policies are as follows:

     Cash

     All cash balances are controlled by Mark IV, and are based on Mark IV's cash management on a country-by-country basis. Therefore, the accompanying Combined Financial Statements exclude all cash balances for the periods presented.

                           INDUSTRIAL FILTER BUSINESS
                     NOTES TO COMBINED FINANCIAL STATEMENTS


         Concentrations of Credit Risk

         Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of its trade accounts receivable. The credit risk associated with such receivables is minimal due to the Company's large customer base and ongoing control procedures which monitor the creditworthiness of customers.

         Inventories

         Inventories are stated at the lower of cost or market, with cost determined primarily on the Last-In, First-Out (LIFO) method.

         Property, Plant and Equipment

         Property, plant and equipment are presented at cost, net of accumulated depreciation. The cost of property, plant and equipment retired or otherwise disposed of, and the accumulated depreciation thereon, are eliminated from the asset and related accumulated depreciation accounts, and any resulting gain or loss is reflected in income. The Filter Business provides for depreciation of plant and equipment primarily on the straight-line method to amortize the cost of such plant and equipment over its useful life.

         Cost in Excess of Net Assets Acquired

         Cost in excess of net assets acquired (goodwill) is amortized on the straight-line method over 40 years. The Company continually evaluates the existence of goodwill impairment on the basis of whether the goodwill is fully recoverable from projected, undiscounted net cash flows of the related business.

         Foreign Currency

         The assets and liabilities of the Filter Business' foreign operations have been translated at exchange rates in effect as of the balance sheet date, and resulting gains and losses have been included as a part of net assets. Foreign currency transactions are included in income as realized.

         Income Taxes

         Mark IV accounts for income taxes under Statement of Financial Accounting Standards No. 109 - Accounting for Income Taxes. This statement requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. The Company's provision for income taxes has been calculated on the separate return basis. The tax management of the U.S. operations of the Filter Business is controlled by Mark IV, and is based on Mark IV's U.S. tax planning strategies on a consolidated U.S. basis. As a result, the accompanying Combined Balance Sheets and net asset positions exclude an income tax payable liability related to the Filter Businesses' U.S. operations, as such the liability remains the responsibility of Mark IV.

                           INDUSTRIAL FILTER BUSINESS
                     NOTES TO COMBINED FINANCIAL STATEMENTS


2.   ACQUISITIONS

     In August 1998 the Company acquired the net assets of Cosema
     International ("Cosema"), an Italian filtration company, for a cash purchase price of $3.0 million.

3.   ACCOUNTS RECEIVABLE

     Accounts receivable are reflected net of an allowance for doubtful accounts of approximately $1.4 million and $1.0 million at February 28, 1999 and 1998, respectively.

4.   INVENTORY

     Inventory consists of the following as of February 28, 1999 and 1998 (dollars in thousands):
                                                   1999         1998
                                                  -------      -------
           Purchased materials and parts          $13,000      $10,800
           Work in process                          3,100        2,700
           Finished goods                          14,400       14,700
                                                  -------      -------
                    Net inventory                 $30,500      $28,200
                                                  =======      =======

     As a result of the fair value determination of inventories required by the purchase method of accounting for acquired companies as of the acquisition date, LIFO costs exceed historical FIFO costs by approximately $3.3 million and $3.4 million at February 28, 1999 and 1998, respectively.

5.   PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost and consist of the following as of February 28, 1999 and 1998 (dollars in thousands):

                                                        1999        1998
                                                       -------    --------
              Land and improvements                    $ 1,900    $  1,900
              Buildings and improvements                 8,500       7,800
              Machinery and equipment                   21,900      19,900
                                                       -------    --------
                Total property, plant and equipment     32,300      29,600
              Less accumulated depreciation              7,800       5,500
                                                       -------    --------
                 Property, plant and equipment, net    $24,500    $ 24,100
                                                       =======    ========

     Depreciation expense was approximately $2.5 million, $2.0 million and $1.6 million in fiscal 1999, 1998 and 1997, respectively. In fiscal 1999, the Filter Business sold land with a nominal carrying value, for a cash purchase price of approximately $1.2 million. The resulting gain has been recognized in other income in the Combined Statements of Income for the fiscal year ended February 28, 1999.

                           INDUSTRIAL FILTER BUSINESS
                     NOTES TO COMBINED FINANCIAL STATEMENTS


6.   COST IN EXCESS OF NET ASSETS ACQUIRED

     Cost in excess of net assets acquired is presented net of accumulated amortization of approximately $7.6 million and $5.8 million at February 28, 1999 and 1998, respectively. Cost in excess of net assets acquired at February 28, 1999 reflects approximately $2.3 million related to the Company's acquisition of Cosema in fiscal 1999. Amortization expense was approximately $1.8 million, $1.7 million and $1.7 million in fiscal 1999, 1998 and 1997.

7.   LONG-TERM DEBT

     The Filter Business' Foreign Operations in Italy have debt outstanding in the amount of $2.2 million at February 28, 1999. The amount of such indebtedness is controlled by Mark IV, and is based on Mark IV's financing plans on a consolidated country by country basis. As a result, the accompanying Combined Financial Statements exclude all such indebtedness and related interest expense for the periods presented.

8.   INCOME TAXES

     The related provision for income taxes for fiscal 1999, 1998 and 1997 consists of the following (dollars in thousands):

     Income before provision for taxes:     1999         1998         1997
                                          -------      -------      -------
       United States                      $ 9,600      $11,100      $ 9,400
       International                        3,300        3,200        3,700
                                          -------      -------      -------
          Total                           $12,900      $14,300      $13,100
                                          =======      =======      =======

     Provision for taxes:
      Currently payable:
       United States                      $ 3,800      $ 3,800      $ 3,200
       International                        1,300        1,200        1,400
                                          -------      -------      -------
          Total currently payable         $ 5,100      $ 5,000      $ 4,600
                                          =======      =======      =======

     Deferred:
       United States                      $  (400)     $   200      $   200
       International                         (100)        (100)        (100)
                                          -------      -------      -------
          Total deferred                     (500)         100          100
                                          -------      -------      -------

          Total provision for taxes       $ 4,600      $ 5,100      $ 4,700
                                          =======      =======      =======

                           INDUSTRIAL FILTER BUSINESS
                     NOTES TO COMBINED FINANCIAL STATEMENTS


         The provision for taxes for fiscal 1999, 1998 and 1997 differs from the amount computed using the United States statutory income tax rate as follows (dollars in thousands):


                                                      1999      1998      1997
                                                      ----      ----      ----
           Expected tax at United States
            statutory income tax rate                $4,500    $5,000    $4,600
            State and local income taxes                400       400       400
            International tax rate differences
             and other items, net                      (300)     (300)     (300)
                                                     ------    ------   -------
                  Total provision for taxes          $4,600    $5,100    $4,700
                                                     ======    ======    ======

         The tax effects of temporary differences which give rise to deferred tax assets (liabilities) consist of the following at February 28, 1999 and 1998 (dollars in thousands):

                                                              1999        1998
                                                              ----        -----
       Current:
             Accounts receivable                            $    300   $      -
             Inventories                                        (700)      (800)
             Compensation related liabilities                    500        500
             Other items                                           -        100
                                                            --------   --------
                Net current deferred tax asset/(liability)
                 (included in other current assets)         $    100   $   (200)
                                                            ========   ========

       Non-current:
             Fixed and intangible assets                    $ (3,100)  $ (3,200)
             Post-retirement health-care liability               200        200
                                                            --------   --------
                Net non-current deferred tax liability      $ (2,900)  $ (3,000)
                                                            ========   ========

     The undistributed earnings of the Company's international subsidiaries have been reinvested in each country, and are not expected to be remitted back to the parent company.

9.   LEASES

     The Company has operating leases with, in some instances, cost escalation and renewal privileges. Total rental expense under operating leases was approximately $1.2 million, $1.2 million and $1.3 million in fiscal 1999, 1998 and 1997, respectively. Future minimum rental payments under operating leases (for fiscal years ended the last day of February) are approximately: 2000 - $1.2 million; 2001 - $1.0 million; 2002 - $.9 million; 2003 - $.6 million; 2004 - $.2 million; and 2005 and thereafter - $.2 million.

                           INDUSTRIAL FILTER BUSINESS
                     NOTES TO COMBINED FINANCIAL STATEMENTS


10.   PENSION AND RETIREMENT SAVINGS PLANS

      The Filter Business' U.S. employees participate in a defined-benefit pension plan which is funded and administered by Mark IV. Such plan provides retirement benefits based upon the employees' earnings and years of service. The plan is a part of Mark IV's Master Defined Benefit Plan, and the funded position and responsibility for benefit payments to retirees for service through February 28, 1999 remains with Mark IV and its related Master Defined Benefit Plan Trust. The service cost associated with the Filter Business' employees in each of fiscal 1999, 1998 and 1997 was approximately $.5 million, and such amounts have been recognized as an expense in the accompanying Combined Statements of Income.

      The Filter Business' U.S. employees also participate in a defined contribution (401(k)) plan which is also funded and administered by Mark IV. Mark IV's contribution match to the 401(k) plan was in the form of Mark IV common stock and the accompanying combined statements of income in fiscal 1999, 1998 and 1997 reflects an expense of approximately $.7 million, $.6 million and $.6 million, respectively. Once Clarcor has established a Trust for the benefit of the Filter Business employees, it is anticipated that all applicable funds held in Mark IV's Trust will be transferred over to Clarcor's Trust.

11.   POST-RETIREMENT BENEFITS

      The Filter Business U. S. operations currently have a number of active employees who may receive health and life insurance benefits upon their retirement. The following table sets forth the liability for the cost of these benefits included in the Combined Balance Sheets at February 28, 1999 and 1998 (dollars in thousands):


      Accumulated post-retirement benefit obligation (APBO):    1999    1998
                                                               -----    ----
          Active employees fully eligible for benefits         $  100  $  100
          Active employees not yet fully eligible for benefits    300     300
                                                               ------  ------
               Post-retirement benefit liability recognized
                in the Combined Balance Sheets                 $  400  $  400
                                                               ======  ======

      The Filter Business also has a number of retired employees who receive such benefits. Since the funded position and responsibility for paying such benefits remains with Mark IV, the related cost of such benefits have been excluded from these Financial Statements. The Company's post-retirement benefit expense on the accrual method for fiscal 1999, 1998 and 1997, associated with active employees of the Filter Business was approximately $.1 million, respectively. Such amounts have been recognized as an expense in the accompanying Combined Statements of Income.

                           INDUSTRIAL FILTER BUSINESS
                     NOTES TO COMBINED FINANCIAL STATEMENTS


      The APBO was calculated using a discount rate of 7.0%, and assumes an initial health- care cost trend rate of approximately 7.0%, trending down ratably to an ultimate rate of 4.5%. A one-percentage-point increase in such trend rate would not have a significant effect on the Company's obligations or annual expense.

12.   GEOGRAPHIC INFORMATION

      The Company's operations outside the United States are located primarily in Europe. Information concerning the Company's operations by geographic area for fiscal 1999, 1998 and 1997 are as follows (dollars in thousands):


         Net Sales to Customers:               1999         1998          1997
                                             --------     --------      --------
           United States                     $117,300     $111,200      $102,100
           International                       32,900       30,000        33,000
                                             --------     --------      --------
              Total Combined                 $150,200     $141,200      $135,100
                                             ========     ========      ========

         Identifiable Long-Lived Assets:
           United States                     $ 69,300     $ 70,400      $ 71,400
           International                       17,900       15,900        16,200
                                             --------     --------      --------
              Total Combined                 $ 87,200     $ 86,300      $ 87,600
                                             ========     ========      ========

13.   LEGAL AND ENVIRONMENTAL MATTERS

      The Filter Business is involved in various legal and environmental matters. In the opinion of Mark IV management, the ultimate cost to resolve these matters will not have a material adverse effect on the Filter Business' financial position, results of operations or cash flows.

14.   ANCILLARY AGREEMENTS AND COMMITMENTS

      As a part of the sale transaction between Mark IV and Clarcor, a transition services agreement was entered into in order to formalize shared activities and/or commitments. These agreements provide for the following arrangements:

      * Transition Services have been established to facilitate each party's ability to operate in the post-closing environment with the least amount of disruption, with the intention for the Filter Business to be completely self-sufficient at the earliest possible date. Such agreement provided for payroll processing services, employee benefits administration, provision of leased vehicles, long distance telephone services, and various administrative and accounting services. The costs for all such services are assessed on a monthly basis, to the extent remaining in place,

                           INDUSTRIAL FILTER BUSINESS
                     NOTES TO COMBINED FINANCIAL STATEMENTS


             and are expected to result initially in a net payment to Mark IV of approximately $5,000 per month. It is anticipated that substantially all of such shared arrangements will be eliminated in less than six months from the acquisition date.

      The accompanying Combined Statements of Income for the three year period ended February 28, 1999 reflects the cost of the above arrangements as if such formal agreements were in effect on March 1, 1996, the beginning of such period.

15.   OTHER RELATED PARTY TRANSACTIONS

      Mark IV provided or coordinated treasury, tax, audit, legal, medical and risk insurance, and employee benefits administration services to the various operating locations of the Filter Business in the U.S. Insurance, legal, audit and direct employee benefits-related costs are charged specifically to the Filter Business. An allocation of Mark IV's costs for tax, treasury and other administrative work performed in the U.S. is not made, as they are not believed to be significant. All inter-company accounts with Mark IV, and other affiliates outside of the Filter Business, have been included as a part of net assets.

      The Company's financing needs are established primarily through inter-company borrowing arrangements with Mark IV or one of its affiliates outside of the Filter Business. No interest costs have been allocated to the Filter Business for any of such financing needs; therefore, the accompanying Combined Statements of Income do not reflect any costs for interest expense.

Item 7(a)7.

                           INDUSTRIAL FILTER BUSINESS
                             COMBINED BALANCE SHEET
                             (dollars in thousands)
                                   Unaudited

                                                                 August 31,
ASSETS                                                              1999
                                                                 ----------
Current Assets:

  Cash                                                           $  4,314

  Accounts receivable, net                                         30,825

  Inventories, net                                                 30,426

  Other current assets                                              1,773
                                                                 --------

     Total Current Assets                                          67,338

Fixed assets, net                                                  23,985

Other noncurrent assets                                                 4

Cost in excess of net assets acquired                              61,800
                                                                 --------

     Total Assets                                                $153,127
                                                                 ========

LIABILITIES AND NET ASSETS

Current Liabilities:

  Accounts payable                                               $ 12,658

  Compensation related liabilities                                  4,300

  Accrued expenses and other liabilities                            2,584

  Income taxes payable                                                629
                                                                 --------

     Total Current Liabilities                                     20,171

Deferred taxes                                                      2,297

Non-current liabilities                                             2,527
                                                                 --------

     Total Liabilities                                             24,995

Net Assets                                                        128,132
                                                                 --------

     Total Liabilities and Net Assets                            $153,127
                                                                 ========


              See Notes to Unaudited Combined Financial Statements

Item 7(a)7.

                           INDUSTRIAL FILTER BUSINESS
                         COMBINED STATEMENTS OF INCOME
                  (dollars in thousands except per share data)
                                  (Unaudited)
                                   _________


                                                 Six Months Ended
                                             ------------------------
                                             August 31,    August 31,
                                                1999          1998

Net sales                                    $ 77,600      $ 74,200
                                             --------      --------

Operating costs:

 Cost of products sold                         53,100        50,700
 Selling and administration                    14,700        14,900
 Research and development                         900         1,000
 Depreciation and amortization                  2,300         2,100
                                             --------      --------

  Total operating costs                        71,000        68,700
                                             --------      --------

 Operating income                               6,600         5,500
Other income                                     (100)          -
                                             --------      --------

 Income before taxes                            6,500         5,500

Provision for income taxes                      2,300         2,000
                                             --------      --------

  NET INCOME                                 $  4,200      $  3,500
                                             ========      ========


              See Notes to Unaudited Combined Financial Statements

Item 7(a)7.


                           INDUSTRIAL FILTER BUSINESS
                       COMBINED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)
                                  (Unaudited)
                                    ________


                                                             Six Months Ended
                                                         -----------------------
                                                         August 30,   August 30,
                                                            1999         1998
                                                         ----------   ----------
Cash flows from operating activities:

  Net income                                               $4,200       $3,500

  Items not affecting cash:

         Depreciation and amortization                      2,300        2,100

  Changes in assets and liabilities, net of effects of acquired business:

         Accounts receivable                                  (25)        (200)
         Inventory                                             74          800
         Other assets                                        (766)        (400)
         Accounts payable and other liabilities            (2,864)         700
                                                         ----------   ----------
                 Net cash provided by
                   operating activities                     2,919        6,500

Cash flows for investing activities, used to
  purchase fixed assets                                      (885)        (800)

Cash flows for investing activities, change in parent
  company's investment for advances and withdrawals         2,280       (5,700)

                                                         ----------   ----------
Net increase in cash                                       $4,314       $   -
                                                         ==========   ==========




              See Notes to Unaudited Combined Financial Statements

Item 7(a) 8.

Industrial Filter Business
Notes to Unaudited Combined Financial Statements

1.   BASIS OF PRESENTATION

     The financial statements should be read in conjunction with the Industrial Filter Business historical financial statements for the years ended on the last day of February 1999, 1998, and 1997. The financial statements reflect all adjustments, which in the opinion of management, are necessary for a fair presentation of Industrial Filter Business financial position at August 31, 1999 and its results of operations and cash flows for the six-month periods ended August 31, 1999 and 1998.

     The accompanying financial statements may not necessarily be indicative of the financial position, results of operations or cash flows of Industrial Filter Business for the full year or what the financial position, results of operations or cash flows would have been had Industrial Filter Business been a separate independent company during the periods presented.

2.   LEGAL AND ENVIRONMENTAL MATTERS

     The Industrial Filter Business is involved in various legal and environmental matters. In the opinion of Mark IV management, the ultimate cost to resolve these matters will not have a material adverse effect on the Filter Business' financial position, results of operations or cash flows.

Item 7(b)  PRO FORMA FINANCIAL INFORMATION

1.   Pro Forma Financial Information - Introduction

The accompanying unaudited pro forma condensed combined financial statements (pro forma statements) present the effect of the acquisition of the Industrial Filter Business on the financial position and results of operations of CLARCOR Inc. (hereinafter referred to as CLARCOR or the Company). The unaudited pro forma condensed combined balance sheet as of August 28, 1999 is based upon the unaudited historical balance sheets of CLARCOR as of August 28, 1999 and of Industrial Filter Business as of August 31, 1999 and assumes the acquisition took place on August 28, 1999. The unaudited pro forma condensed combined statement of earnings for the year ended November 30, 1998 is based on the audited historical statements of earnings of CLARCOR for the fiscal year ended November 30, 1998 and of Industrial Filter Business for the fiscal year ended February 28, 1999 and has been prepared assuming the acquisition took place December 1, 1997. The unaudited pro forma condensed combined statement of earnings for the interim nine month period ended August 28, 1999 is based on the unaudited historical statements of earnings of CLARCOR for the interim nine month period ended August 28, 1999 and of Industrial Filter Business for the interim nine month period ended August 31, 1999 and has been prepared assuming the acquisition took place December 1, 1997. The unaudited pro forma condensed combined financial statements do not purport to be indicative of the results of operations or financial position of CLARCOR that would have actually occurred had the acquisition been completed on December 1, 1997, or which may occur in the future.

The acquisition will be accounted for by the purchase method of accounting. Under purchase accounting, the total purchase price will be allocated to the tangible and intangible assets and liabilities of Industrial Filter Business based upon their respective fair values as of the effective time of the acquisition based on valuations and other studies which are not yet complete. The initial purchase price was based on the net assets of the business acquired as shown on a February 28, 1999 balance sheet and is subject to a final adjustment based on the net assets of the businesses shown on a final balance sheet as of August 31, 1999 and the provisions of the purchase agreement. A preliminary allocation of the initial purchase price has been made to major categories of assets and liabilities in the accompanying pro forma statements based on available information and is currently subject to change. The allocation will be completed when CLARCOR receives a closing balance sheet in accordance with the purchase agreement from the seller, obtains a final appraisal of the assets acquired (which includes completing an assessment of the liabilities assumed), and finalizes the estimates associated with exit and other costs related to the acquisition. The actual allocation of the finalized purchase price and the resulting effect on income from operations may differ from the unaudited pro forma amounts included herein. The pro forma adjustments are described in the accompanying notes and represent CLARCOR's preliminary determination of purchase accounting adjustments based upon available information and certain assumptions that CLARCOR believes are reasonable. The accompanying unaudited pro forma statements should be read in connection with the separate historical financial statements and notes thereto of CLARCOR and Industrial Filter Business.

Item 7(b)2. Unaudited Pro Forma Condensed Combined Balance Sheet as of August 28, 1999 and Notes


                                  CLARCOR Inc.
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                             As of August 28, 1999
                             (Dollars in thousands)
                                  (unaudited)

                                                                          Industrial       Acquisition
                  ASSETS                                  CLARCOR      Filter Business     Adjustments       Pro Forma
                                                        ----------------------------------------------------------------
Current assets:
   Cash and short-term cash investments                 $    39,361     $      4,314     $                  $    43,675
   Accounts receivable,                                      72,397           32,633                            105,030
      less allowance for losses                              (3,019)          (1,808)                            (4,827)
   Inventories                                               61,791           30,426           (1,826) a         87,055
                                                                                               (3,336) a
Prepaid expenses                                              1,169            1,773                              2,942
Other current assets                                          6,253              -                                6,253
                                                        -----------     ------------     ------------       -----------
            Total current assets                            177,952           67,338           (5,162)          240,128
                                                        -----------     ------------     ------------       -----------
Plant assets, net                                            89,474           23,985           10,192  a        123,651
Excess of cost over fair value of assets acquired,
      less accumulated amortization                          21,100           61,800          (61,800) a         51,869
                                                                                               30,769  a
Pension assets                                               18,034              -                               18,034
Other noncurrent assets                                      13,699                4            1,941  a         16,182
                                                                                                  538  a
Purchased intangible assets                                     -                -             42,959  a         42,959
                                                        -----------     ------------     ------------       -----------
                                                        $   320,259     $    153,127     $     19,437       $   492,823
                                                        ===========     ============     ============       ===========

                LIABILITIES

Current liabilities
   Current portion of long-term debt                    $     5,435     $        -       $                  $     5,435
   Accounts payable                                          25,293           12,658                             37,951
   Income taxes                                               3,671              629                              4,300
   Accrued and other liabilities                             28,151            6,884            1,540  a         36,575
                                                        -----------     ------------     ------------       -----------
            Total current liabilities                        62,550           20,171            1,540            84,261
                                                        -----------     ------------     ------------       -----------
Long-term debt, less current portion                         31,504              -            146,029  b        177,533
Long-term pension liabilities                                10,622              -                               10,622
Deferred taxes                                               10,487            2,297                             12,784
Other long-term liabilities                                   1,873            2,527                              4,400
Minority interests                                              362              -                                  362

Contingencies

            SHAREHOLDERS' EQUITY

Capital stock                                                23,980                                              23,980
Capital in excess of par value                                  591                                                 591
Accumulated other comprehensive earnings                     (3,544)                                             (3,544)
Retained earnings                                           181,834                                             181,834
Parent company's net assets                                                  128,132         (128,132) c            -
                                                        -----------     ------------     ------------       -----------
                                                            202,861          128,132         (128,132)          202,861
                                                        -----------     ------------     ------------       -----------
                                                        $   320,259     $    153,127     $     19,437       $   492,823
                                                        ===========     ============     ============       ===========

Notes to the Unaudited Pro Forma Condensed Combined Balance Sheet

a Reflects the estimated purchase accounting adjustments for the acquisition based upon a preliminary appraisal of the asset and liabilities assumed. For purchase accounting, Industrial Filter Business assets have been recorded at estimated fair market value subject to adjustments based upon the results of a preliminary independent appraisal. The estimated amount recorded for assets and liabilities acquired are not expected to differ materially from the final assigned values. Purchase accounting adjustments were recorded as shown below. These adjustments are necessary to record these assets and liabilities at their estimated fair market values.

     The calculation of excess purchase cost over fair value of net assets acquired is as follows:


     Purchase price subject to final adjustments                                           $  143,550
     Loan origination fees and expenses                                                           538
     Acquisition fees and expenses                                                              1,941
                                                                                           ----------
     Total preliminary purchase price                                                         146,029
     Book value of net assets acquired                                                        128,132
                                                                                           ----------
     Purchase price in excess of net assets acquired                                       $   17,897
                                                                                           ==========


     Preliminary allocation of purchase price in excess of book value of net assets acquired:
        Reduce inventory to estimated fair value                                           $   (3,336)
        Incremental exit costs:
             Exit product lines                                              $  (1,826)
             Rationalize manufacturing operations                               (1,540)        (3,366)
                                                                             ---------
        Increase property, plant and equipment to estimated
             fair value                                                                        10,192
        Increase trademarks, patents, and other intangible assets to
             estimated fair value                                                              42,959
        Eliminate existing unamortized goodwill                                               (61,800)
        Record excess of purchase cost over fair
             value of assets acquired                                                          30,769
        Capitalized loan origination fees and expenses                                            538
        Capitalized acquisition fees and expenses                                               1,941
                                                                                           ----------
                                                                                           $   17,897
                                                                                           ==========

     The exit costs are estimated and subject to final determination at this time. These costs relate to exiting certain activities of the acquired companies.

b Reflects the acquisition financing as if the total purchase price, loan origination fees and acquisition expenses were paid in cash with the proceeds of loans obtained by the Company pursuant to a Multicurrency Credit Agreement dated as of September 9, 1999. Interest rates for the borrowings under this revolving line of credit vary with the LIBOR rate.

c Reflects the elimination of Industrial Filter Business' parent company's net assets.

Item 7(b)3. Unaudited Pro Forma Condensed Combined Statement of Earnings for fiscal year ended November 30, 1998 and Notes


                                  CLARCOR Inc.
               PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
                      For the year ended November 30, 1998
                  (Dollars in thousands except per share data)
                                  (Unaudited)

                                                                          Industrial      Acquisition
                                                             CLARCOR    Filter Business   Adjustments         Pro Forma
                                                          --------------------------------------------------------------
Net sales                                                 $     426,773    $  150,200    $                  $    576,973
Cost of sales                                                   291,537       104,242           1,075  a         396,854
                                                          -------------    ----------    ------------       ------------
  Gross profit                                                  135,236        45,958          (1,075)           180,119

Selling and administrative expenses                              83,573        34,258             563  a
                                                                                                  884  b
                                                                                                  388  c         119,666
                                                          -------------    ----------    ------------       ------------
  Operating profit                                               51,663        11,700          (2,910)            60,453
                                                          -------------    ----------    ------------       ------------

Other Income (expense):
  Interest expense                                               (2,336)          -            (9,506) d
                                                                                                 (179) e         (12,021)
  Interest income                                                 1,283           -               -                1,283
  Other, net                                                        737         1,200             -                1,937
                                                          -------------    ----------    ------------       ------------
                                                                   (316)        1,200          (9,685)            (8,801)
                                                          -------------    ----------    ------------       ------------
  Earnings before income taxes and minority interests            51,347        12,900         (12,595)            51,652

Provision for income taxes                                       19,262         4,600          (4,493) f          19,369
                                                          -------------    ----------    ------------       ------------
  Earnings before minority interests                             32,085         8,300          (8,102)            32,283
Minority interests in (earnings) of subsidiaries                     (6)          -               -                   (6)
                                                          -------------    ----------    ------------       ------------
Net earnings                                              $      32,079    $    8,300    $     (8,102)      $     32,277
                                                          =============    ==========    ============       ============

Net earnings per common share:
  Basic                                                   $        1.32                                     $       1.33
                                                          =============                                     ============
  Diluted                                                 $        1.30                                     $       1.31
                                                          =============                                     ============

Average number of common shares outstanding:
  Basic                                                      24,268,250                                       24,268,250
                                                          =============                                     ============
  Diluted                                                    24,648,623                                       24,648,623
                                                          =============                                     ============


Notes to the Unaudited Pro Forma Condensed Combined Statement of Earnings for the year ended November 30, 1998.

The Unuaudited Pro Forma Condensed Combined Statement of Earnings for the year ended November 30, 1998 reflects the combination of the audited Consolidated Statement of Earnings of the Company for the year ended November 30, 1998 and the audited Statement of Earnings of the Industrial Filter Business for the year ended February 28, 1999. It is presented as if the acquisition had occurred on December 1, 1997.

a Reflects the estimated adjusted depreciation expense related to the acquired property, plant and equipment of the Industrial Filter Business assuming the acquisition had taken place on December 1, 1997. These assets have been restated at their estimated fair market values and depreciated using the Company's depreciation methods over the remaining useful lives of the assets. The increase in depreciation expense of $1,638, as compared to that recorded by the Industrial Filter

     Business, was allocated to cost of sales and to selling and administrative expenses as indicated.

b Reflects an increase in amortization expense of intangible assets and the excess of purchase price over assets acquired based on their preliminary appraised values, using the straight-line method and an estimated weighted average useful life of 37 years. The allocation to specific intangible assets is preliminary.

c Estimated capitalized acquisition costs of $1,941, including professional fees for legal and accounting, will be amortized over a five-year life. Estimated pro forma amortization is $388 per year.

d Reflects the additional interest expense incurred on the debt to finance the acquisition assuming the entire purchase price was paid in cash with the proceeds of loans obtained by the Company pursuant to a Multicurrency Credit Agreement dated as of September 9, 1999. Interest rates for the borrowings under this revolving line of credit vary with the LIBOR rate. The effective interest rate was approximately 6.51%. A 1/8% change in the rate would increase or decrease interest expense on the debt by approximately $180 annually.

e Debt issue costs of $538, including loan underwriting fees and associated costs, are being amortized over a three-year life. Estimated pro forma amortization is $179 per year.

f Reflects the tax effect of the pro forma adjustments using an effective tax rate of 37.5%.

The amounts recorded relating to the acquisitions are currently subject to adjustment as the Company has not yet completed the final allocation of the purchase price.

The unaudited pro forma condensed combined financial statements do not reflect any future benefits associated with integrating the Industrial Filter Business into CLARCOR.

Item 7(b)4. Unaudited Pro Forma Condensed Combined Statement of Earnings for the nine month interim period ended August 28, 1999 and Notes


                                  CLARCOR Inc.
                   PRO FORMA CONDENSED STATEMENTS OF EARNINGS
                      For the nine months August 28, 1999
                  (Dollars in thousands except per share data)
                                  (Unaudited)

                                                                               Industrial        Acquisition
                                                                CLARCOR      Filter Business     Adjustments         Pro Forma
                                                             -------------------------------------------------------------------
Net sales                                                    $    321,739      $   114,000      $                   $    435,739
Cost of sales                                                     221,187           81,063                657  a         302,907
                                                             ------------      -----------      -------------       ------------
            Gross profit                                          100,552           32,937               (657)           132,832

Selling and administrative expenses                                62,988           23,437                345  a
                                                                                                          276  b
                                                                                                          291  c          87,337
                                                             ------------      -----------      -------------       ------------
            Operating profit                                       37,564            9,500             (1,569)            45,495
                                                             ------------      -----------      -------------       ------------

Other income (expense):
      Interest expense                                             (1,632)             -               (7,130) d
                                                                                                         (134) e          (8,896)
      Interest income                                               1,061              -                  -                1,061
      Other, net                                                    1,699            1,109                -                2,808
                                                             ------------      -----------      -------------       ------------

                                                                    1,128            1,109             (7,264)            (5,027)
                                                             ------------      -----------      -------------       ------------
      Earnings before income taxes and minority interests          38,692           10,609             (8,833)            40,468

Provision for income taxes                                         14,062            3,743             (3,115) f          14,690
                                                             ------------      -----------      -------------       ------------
      Earnings before minority interests                           24,630            6,866             (5,718)            25,778

Minority interests in (earnings) or subsidiaries                      (34)             -                  -                  (34)
                                                             ------------      -----------      -------------       ------------
Net earnings                                                 $     24,596      $     6,866      $      (5,718)      $     25,744
                                                             ============      ===========      =============       ============

Net earnings per common share:
            Basic                                            $       1.03                                           $       1.07
                                                             ============                                           ============
            Diluted                                          $       1.01                                           $       1.06
                                                             ============                                           ============

Average number of common shares outstanding:
            Basic                                              23,958,282                                             23,958,282
                                                             ============                                           ============
            Diluted                                            24,315,706                                             24,315,706
                                                             ============                                           ============


Notes to the Unaudited Pro Forma Condensed Combined Statement of Earnings for the nine month interim period ended August 28, 1999.

The Unaudited Pro Forma Condensed Combined Statement of Earnings for the nine month interim period ended August 28, 1999 reflects the combination of the unaudited Consolidated Statement of Earnings of the Company for the nine months ended August 28, 1999 and the unaudited Statement of Earnings of the Industrial Filter Business for the nine months ended August 31, 1999, which was derived by adding its unaudited results for the six months ended August 31, 1999 to the three months ended February 28, 1999. It is presented as if the acquisition had occurred on December 1, 1997.

a Reflects the estimated adjusted depreciation expense related to the acquired property, plant and equipment of the Industrial Filter Business assuming the acquisition had taken place on December 1, 1997. These assets have been restated at their estimated fair market values and depreciated using the Company's depreciation methods over the remaining useful lives of the assets. The increase in depreciation expense of $1,002, as compared to that recorded by the Industrial Filter Business, was allocated to cost of sales and to selling and administrative expenses as indicated.

b Reflects an increase in amortization expense of intangible assets and the excess of purchase price over assets acquired based on their preliminary appraised values using the straight-line method and an estimated weighted average useful life of 37 years. The allocation to specific intangible assets is preliminary.

c Estimated capitalized acquisition costs of $1,941, including professional fees for legal and accounting, will be amortized over a five-year life. Estimated pro forma amortization is $388 per year or $291 for nine months.

d Reflects the additional interest expense incurred on the debt to finance the acquisition assuming the entire purchase price was paid in cash with the proceeds of loans obtained by the Company pursuant to a Multicurrency Credit Agreement dated as of September 9, 1999. Interest rates for the borrowings under this revolving line of credit vary with the LIBOR rate. The effective interest rate was approximately 6.51%. A 1/8% change in the rate would increase or decrease interest expense on the debt by approximately $180 annually or $135 for nine months.

e Debt issue costs of $538, including loan underwriting fees and associated costs, are being amortized over a three-year life. Estimated pro forma amortization is $179 per year or $134 for nine months.

f Reflects the tax effect of the pro forma adjustments using an effective tax rate of 36.3%.

The amounts recorded relating to the acquisitions are currently subject to adjustment as the Company has not yet completed the final allocation of the purchase price.

The unaudited pro forma condensed combined financial statements do not reflect any future benefits associated with integrating the Industrial Filter Business into CLARCOR.

Item 7(c) Exhibits

1.   Consent of Independent Accountants

We hereby consent to the incorporation by reference in the registration statements of CLARCOR Inc. on Form S-8 (file numbers 33-5456, 33-38590, 33-39374, 33-53763 and 33-53899) of our report, dated October 22, 1999, on our audits of the combined financial statements of the Industrial Filter Business as of February 28, 1999 and 1998, and for each of the three years in the period ended February 28, 1999, which appears in the Current Report on Form 8-K/A of CLARCOR Inc. dated November 23, 1999.





PricewaterhouseCoopers LLP

Rochester, New York
November 23, 1999

                                    SIGNATURE





Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





                                     CLARCOR INC.
                                     (Registrant)



   November 23, 1999                 By           /s/ Bruce A. Klein
-----------------------                 ----------------------------------------
        (Date)                          Bruce A. Klein, Vice President - Finance
                                               and Chief Financial Officer